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                                                                    Exhibit 23.1


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Bon-Ton Stores, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-43105, 333-36725, and 333-65120) on Form S-8 of The Bon-Ton Stores,
Inc. of our report dated June 11, 2004, with respect to the statements of net assets available for plan benefits of The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan.

/s/ KPMG LLP


Harrisburg, Pennsylvania
June 23, 2004